THIS NOTE HEREOF HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS IT HAS BEEN SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Principal Amount:  $_______                                                                                                      Issue Date:  August ___, 2008

FOR VALUE RECEIVED, the undersigned, Sunburst Acquisitions III, Inc., a Colorado corporation (the “Borrower” or the “Company”), hereby promises to pay to the order of ___________ (together with each of their said heirs, personal representatives, successors and assigns, and any such bearer, being hereinafter referred to collectively as  the “Holder”), on or before July 31, 2010 (the “Maturity Date”), the principal sum of ________________________ Dollars ($_____) (this “Note” or the “Loan”).  For purposes of this Note, “Borrower” shall mean all successors in interest and assignees, including, without limitation, pursuant to a merger, consolidation, reorganization, recapitalization or other similar restructuring event (collectively, a “Reorganization”), and all endorsers, sureties and guarantors and any other person liable or to become liable with respect to the Loan.

1. Additional Consideration.  In lieu of interest and as additional consideration for this Note, Borrower shall issue to Holder _____________ (__________) shares of the Borrower’s common stock to be delivered to the Holder no later than thirty (30) business days after the Issue Date of this Note.

2. Payment of Principal.                                           The Borrower shall pay the Holder any outstanding principal of this Note on the Maturity Date, provided however that the Borrower may pay the Holder prior to the Maturity Date in the event of a Subsequent Financing as set forth in Section 3 below or in accordance with Section 4 below.

3. Optional Conversion.   If upon the closing of the Borrower’s next equity financing in which the Borrower sells newly-issued shares of its equity securities or securities convertible into equity securities, of one or more series (the “Equity Securities”), the Borrower receives gross cash proceeds of $1,000,000 or more (excluding the conversion of this Note or other similar convertible notes or other securities) (the “Subsequent Financing”) on or before the Maturity Date, the Holder may elect to (i) convert the outstanding principal of this Note into validly issued, fully paid and non-assessable shares of Equity Securities of the same kind issued in the Subsequent Financing (the “Subsequent Financing Securities”) at a conversion price equal to 75% of the per share or unit purchase price of the Subsequent Financing Securities (the “Conversion”), or (ii) receive payment in cash of the outstanding amount due under this Note (the “Cash Payment”).  The Holder shall notify the Borrower of its election to either proceed with the Conversion or the Cash Payment by providing written notice in the form of Exhibit A to this Note, via electronic mail to a representative of the Borrower.  If the Holder elects the Conversion, the Borrower shall issue to the Holder, within ten (10) days following the closing of the Subsequent Financing, Subsequent Financing Securities that are identical in all respects to the securities issued by the Company in the Subsequent Financing and the Holder shall have all the rights and benefits (including the benefits of any representations and warranties, preemptive rights, rights of first offer, co-sale rights and other similar rights) accorded to the purchasers of the Subsequent Financing Securities, except any thereof as are conditioned upon the holding of a minimum percentage ownership in the Company. The Borrower shall not issue fractional shares but shall pay to the Holder in cash the dollar equivalent of any fractional shares on the closing date of the Subsequent Financing.  However, in the event that the Company does not have the required number of shares of common stock authorized to effectuate a conversion as contemplated in this section, then such shares that are to be issued in accordance with such conversion shall only be issued upon the Company filing the required Certificate of Amendment to increase the authorized shares of common stock of the Company.

4. Prepayment.  Borrower shall pay the entire outstanding principal balance under this Note, (the “Indebtedness”), at anytime, in the Borrower’s sole discretion, on or before the Maturity Date without penalty.  The Borrower shall give at least a 5 day notice to the Holder prior to such repayment.

5. Acknowledgement by the Holder.  The Holder hereby represents and warrants to the Borrower that the Holder has sufficient knowledge and experience of financial and business matters so that the Holder is able to evaluate the merits and risks of purchasing this Note and the Holder has had substantial experience in previous private and public purchases of securities.  The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

6. Event of Default.  Any of the following shall constitute an “Event of Default” under this Note, and shall give rise to the remedies provided in Section 6 herein:

(a)	The failure by the Borrower to pay the Indebtedness or otherwise to satisfy when due, as contemplated in Section 2, or comply with the obligations set forth in Section 3;

(b)	The failure by the Borrower to timely file and keep current periodic reports with the SEC;

(c)
If the Borrower:  (i) makes a general assignment for the benefit of creditors; (ii) is adjudicated a bankrupt or insolvent; (iii) files a voluntary petition in bankruptcy; (iv) takes advantage, as against its creditors, of any bankruptcy law or statute of the United States of America or any state or subdivision thereof now or hereafter in effect; (v) has a petition or proceeding filed against it under any provision of any bankruptcy or insolvency law or statute of the United States of America or any state or subdivision thereof, which petition or proceeding is not dismissed within 30 days after the date of the commencement thereof; (vi) has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within 30 days thereafter; or (vii) takes any action in furtherance of any of the foregoing;

(d)
Any merger, liquidation, dissolution or winding up of the Borrower or its business or any sale of all or substantially all of the Borrower’s capital stock or assets; provided, however, the merger or sale of the Borrower with a successor entity that acknowledges and expressly assumes in writing the Borrower’s obligations hereunder shall not be considered an “Event of Default” for purposes hereof; or

7. Remedies on Default.  If any Event of Default shall occur and be continuing for a period of 10 calendar days, the Holder shall, in addition to any and all other available rights and remedies, have the right, at the Holder’s option unless such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of a subsequent default), to:  (a) declare the entire unpaid principal balance of this Note, together with all other sums due by the Borrower hereunder (the “Default Amount”), along with a default premium equal to 10% of the Default Amount, to be immediately due and payable; and (b) pursue any and all available remedies for the collection of such principal and other sums to enforce its rights as described herein; and in such case the Holder may also recover all costs of suit and other expenses in connection therewith, including reasonable attorney’s fees for collection and the right to equitable relief (including, but not limited to, injunctions) to enforce the Holder’s rights as set forth herein.

8. Certain Waivers.  Except as otherwise expressly provided in this Note, the Borrower hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment and default with respect to the Indebtedness evidenced hereby.  The Borrower hereby expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Borrower.

9. Waivers and Amendments; Cumulative Remedies.  Neither any provision of this Note nor any performance hereunder may be waived orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver or discharge is sought.  No right or remedy conferred upon the parties under this Note is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection herewith, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and/or now or hereafter existing at law or in equity or otherwise.

10. Governing Law.  This Note shall be deemed to be a contract made under the laws of the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law.  If either party shall commence an action or proceeding to enforce any provision of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

11. Consent to Jurisdiction and Service of Process.  The Borrower by execution, and the Holder by acceptance, hereof each consent to the jurisdiction of any federal district court in the State of New York having competent jurisdiction.  The Borrower waives personal service of any summons, complaint or other process in connection with any such action or proceeding and agrees that service thereof may be made, as the Holder may elect, by certified mail directed to the Borrower at the location provided for in Section 13 hereof, or, in the alternative, in any other form or manner permitted by law.

12. Additional Documents.  From time to time the Holder will execute and deliver to the Borrower such additional instruments as the Borrower may reasonably request to effectuate the purposes of this Note.

13. Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or by nationally recognized overnight courier or sent via facsimile addressed to:

If to the Borrower:

Sunburst Acquisitions III, Inc.
c/o Percipio Biotherapeutics
Attn: Robert Brooke
10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024
Facsimile: 310.696.0334

If to the Holder:

______________________
______________________
Facsimile: (310) 696-0334

or at such other address as shall have been furnished to the other party in writing.  All such notices and other written communications shall be effective:  (a) if mailed, five days after mailing; (b) if delivered, upon delivery; and (c) if sent via facsimile, upon confirmation of receipt.

14. Wiring Instructions.  Any amount wired to the Borrower hereunder shall be wired in accordance with the following wiring instructions:

15. Severability.  If any provision of this Note is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.

16. Assignment.  This Note shall inure to the benefit of, and shall be binding upon, the Borrower and the Holder and their respective successors and permitted assigns.  Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party.

17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.

18. No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meeting of stockholders for the election of directors of the Borrower or any other matters or any rights whatsoever as a stockholder of the Borrower; and no dividends shall be payable or accrued in respect of this Note.

JURY WAIVER.  THE BORROWER BY EXECUTION, AND THE HOLDER BY ACCEPTANCE, HEREOF EACH CONSENT THAT IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS NOTE, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS NOTE, THE PERFORMANCE OF THIS NOTE, OR THE RELATIONSHIP CREATED BY THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS NOTE OF THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note on and as of the date first set forth above.

SUNBURST ACQUISITIONS III, INC., a Colorado corporation, as Borrower

By:	/s/ Scott Mac Caughern
Chief Executive Officer

:

EXHIBIT A

FORM OF OPTIONAL CONVERSION NOTICE

Pursuant to Section 3 under the Convertible Promissory Note issued ___________ by Sunburst Acquisitions III, Inc., a Colorado corporation (the “Company”), as of the date written below, the undersigned hereby elects to (please check the appropriate line):

_______ convert the outstanding principal of this Note into validly issued, fully paid and non-assessable shares of Equity Securities of the same kind issued in the Subsequent Financing (the “Subsequent Financing Securities”) at a conversion price equal to 75% of the per share or unit purchase price of the Subsequent Financing Securities (the “Conversion”),

or

_______ receive payment in cash of the outstanding amount due under this Note (the “Cash Payment”).

If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Signature:

Name/Entity:

Title (if applicable):

Share Delivery Instructions:

Please include instructions for share delivery.